Exhibit 10.21
                                    AGREEMENT
                                    ---------


         THIS AGREEMENT is executed and entered into effective as of July 2, 1999 (the "Effective Date"), by and between the Pension Benefit Guaranty Corporation ("PBGC") and Tultex Corporation ("Tultex" or "Company").

                                   WITNESSETH
                                   ----------

         WHEREAS, Tultex is a contributing sponsor, as defined in section 4001(a)(13) of ERISA (as hereinafter defined), of the Pension Plan for the Employees of Tultex ("Plan"); and

         WHEREAS, Tultex recently completed a recapitalization of the Company whereby a new $150 million secured credit facility from Bank of America was obtained that: 1) paid off all of the outstanding amounts under the Company's prior unsecured revolving credit agreement; 2) funded a partial tender offer for the Senior Notes; 3) provided a security interest to its Senior Noteholders; and
4) provided Tultex with working capital (the "Recapitalization"); and

         WHEREAS, PBGC informed Tultex that, as a result of the Recapitalization, PBGC may determine to initiate proceedings pursuant to section 4042(a)(4) of ERISA to terminate the Plan based on the ground that the possible long-run loss to the PBGC may reasonably be expected to increase unreasonably; and

         WHEREAS, in consideration of Tultex's willingness to undertake the obligations set forth below in this Agreement, PBGC will not institute proceedings under section 4042 of ERISA to terminate the Plan based on the grounds that the Recapitalization results in an unreasonable increase in the possible long-run loss to the PBGC.

         NOW THEREFORE, for good and valuable consideration, and intending to be bound hereby, PBGC and Tultex agree as follows.

I.       DEFINITIONS.
         ------------

         When used herein:

         "Additional Cash Contributions" shall have the meaning set forth in
Section II.

         "Agreement" means this agreement made by and between PBGC and Tultex.

         "Bank of America" means Bank of America Business Credit.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "PBGC" means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation.

         "Plan" shall have the meaning set forth in the recitals hereto.

         "Plan Year" means the 12-month period from June 1 to May 31. For example, the 1999 Plan Year ends on May 31, 1999.

         "Recapitalization" shall have the meaning set forth in the recitals hereto.

         "Required Credit Balance" means, as of the end of any Plan Year, the amount of the Additional Cash Contributions paid or payable for such Plan Year and prior Plan Years, adjusted for interest at the end of the Plan Year. The Required Credit Balance shall be maintained until the Agreement terminates pursuant to Section VI hereof.

         "Senior Noteholders" mean the holders of Tultex 9-5/8 percent Senior Notes due 2007 and 10-5/8 percent Senior Notes due 2005.

         "Tultex Corporation" shall mean Tultex Corporation, a Virginia corporation with its headquarters in Martinsville, Virginia.

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

II.      ADDITIONAL CASH CONTRIBUTIONS:
         ------------------------------

         In addition to the minimum funding contributions to the Plan required under the funding standards of section 412 of the Code, Tultex will make Additional Cash Contributions to the Plan as follows: for the 1999 Plan year, $2 million on or before December 31, 1999; for the 2000 Plan year, $2 million on or before December 31, 2000; and for the 2001 Plan year, $1.5 million on or before December 31, 2001.

III.     CREDIT BALANCE MAINTENANCE REQUIREMENT.
         ---------------------------------------

         For each Plan Year during the term of this Agreement, beginning with the 1999 Plan Year, on or before December 31 following the end of the Plan Year, Tultex will make any contribution to the Plan necessary to maintain the Required Credit Balance in the Plan's funding standard account.

IV.      TAX DEDUCTIBILITY LIMITATION ON CONTRIBUTIONS.
         ----------------------------------------------

         Tultex shall not be obligated to make the portion of any payment required under Section II or III of this Agreement that would be non-deductible under Code ss. 404 for the Plan Year. If a required payment exceeds the maximum deductible amount for the Plan under Code ss. 404 for the Plan year, then the portion of any payment not made in a given Plan Year due to the maximum tax deductible contribution limitation will be carried over and paid in the next Plan Year for which it is deductible. The amount of the maximum deductible contributions will be determined with the current liability calculated lowering the interest rate as necessary to make such additional contributions deductible, but not less than the lowest interest rate in the permissible range as prescribed under Code ss. 412(l)(7)(C), or any successor provisions thereto.

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


V.       RENEWABLE LETTER OF CREDIT.
         ---------------------------

         On or before September 30, 1999, Tultex will provide to PBGC an irrevocable Letter of Credit, substantially in the form attached hereto, for the benefit of PBGC with the following terms:

         (a) Amount: An initial amount of $2 million. After Additional Cash Contributions of $4 million have been contributed to the Plan, the Letter of Credit may be reduced to $1.5 million.

         (b) Duration and Features: The Letter of Credit shall be a one year irrevocable Letter of Credit, effective on September 30, 1999, and, with annual renewals, shall remain in effect until all Additional Cash Contributions have been made.

         (c) Annual Notice and Replacement: The Letter of Credit shall provide that the issuing bank shall notify PBGC and Tultex no less than sixty (60) days prior to the expiration of the Letter of Credit as to whether it intends to renew the Letter of Credit for another year. If the issuing bank does not intend to renew, Tultex must provide a replacement Letter of Credit before the thirtieth (30) day prior to the expiration of the Letter of Credit. Should the Letter of Credit be drawn upon to satisfy the requirements of Section V(d)(3)-(5) below, Tultex must provide PBGC a replacement Letter of Credit within five (5) business days for the amount specified in Section V(a) above.

         (d) Draw Events: PBGC may draw the full amount of the Letter of Credit, and any replacement Letter of Credit, in the event of the following:

                  (1) PBGC receives a Notice of Intent to Terminate the Plan in a distress termination pursuant to section 4041(c) of ERISA;

                  (2) Ten (10) days after PBGC issues a Notice of Determination that the Plan should be terminated in an involuntary termination pursuant to section 4042 of ERISA;

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

                  (3) Tultex fails to provide a replacement Letter of Credit more than thirty (30) business days before the expiration of the Letter of Credit then in place;

                  (4) Tultex fails to make an Additional Cash Contribution by the prescribed date; and

                  (5) Tultex fails to maintain the Required Credit Balance as described in Section III above.

         (e)      Escrow Account for Letter of Credit:

                  (1) Amounts received by PBGC pursuant to a draw on the Letter of Credit or replacement Letter of Credit under Section V(d)(1) and (d)(2) above shall be held in an interest bearing escrow account until the Plan has been terminated, either by court order or by agreement between the Plan administrator of the Plan and PBGC. If, however, PBGC subsequently withdraws the Notice of Determination, or fails or otherwise declines to terminate the Plan under ERISA ss.ss. 4041(c) or 4042, PBGC will return the amount in the escrow account to Tultex. Taxes on earnings on any escrowed amounts shall be charged to the escrow account. After-tax interest earned on escrowed amounts shall he available for distribution to Tultex. If the Plan is terminated and the liabilities of the Plan associated with termination are less than the escrow amount, PBGC will apply the amount drawn to satisfy Tultex's liabilities associated with termination of the Plan. Any amounts remaining in the escrow after Tultex's termination liabilities are satisfied will be returned to Tultex.

                  (2) Amounts received by PBGC pursuant to a draw of the Letter of Credit under Section V(d)(3) above shall be held in an interest bearing escrow account until such time as an event described in sections V(d)(1), (2) ,
                           (4) or (5) occurs, at which time Sections V(e)(1) or
                           (3) will govern the use of the amount in escrow account.

                  (3) Amounts received by PBGC pursuant to a draw of the Letter of Credit under Section V(d)(4) above shall be held in an interest bearing escrow account until such time as the missed Additional Cash Contribution has been made and PBGC receives from Tultex a replacement Letter of Credit in the amount required under section V(a) above. If the missed Additional Cash Contribution has been made to the Plan and PBGC receives a replacement Letter of Credit under section V(c) above, PBGC will return the amount in the escrow account to Tultex.

                  (4) Amounts received by PBGC pursuant to a draw of the Letter of Credit under Section V(d)(5) above shall be held in an interest bearing escrow

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

                           account until such time as Tultex contributes to the Plan an amount sufficient to maintain the credit balance required by Section III above. If Tultex contributes to the Plan an amount sufficient to maintain the Required Credit Balance and PBGC receives a replacement Letter of Credit under section V(c) above, PBGC will return the amount in the escrow account to Tultex.

         In the event the Plan is successfully terminated in a standard termination under section 4041(b) of ERISA, amounts received by PBGC pursuant to a draw of the Letter of Credit will be returned. In addition, if the Agreement terminates in accordance with Section VI below, any balance in the escrow account will be returned to Tultex.

VI.      EXPIRATION OF THE AGREEMENT.
         ----------------------------

         This Agreement will terminate upon the earliest to occur of (a), (b),
(c), or (d) below, but in the case of (a), (b), or (c), no earlier than five (5) years from the date of the Agreement, and provided that Tultex has made all contributions required under the Agreement.

         (a) The date on which Tultex obtains ratings on its unsecured debt from Standard & Poor's and Moody's of at least BBB and Baa2, respectively.

         (b) The date on which Tultex demonstrates to PBGC that the Plan has no unfunded benefit liabilities as determined under section 4001(a)(18) of ERISA as of the last day of the Plan Year for any two consecutive Plan Years (the last day of the Plan Year in the second consecutive year being the measurement date).

         (c) In the event there is no rating as provided in subsection (a) above, the date on which Tultex obtains a private ratings on a hypothetical issue of unsecured debt at the rating level (or better) specified in paragraph (a) above. For purposes of obtaining such private ratings, the amount of the hypothetical debt will equal at least $100 million.

         (d) The date on which the Plan is successfully terminated in a standard termination under section 4041(b) of ERISA.



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


VII.     NOTICE OF EXPIRATION OF AGREEMENT.
         ----------------------------------

         Tultex shall provide PBGC with written notice of any determination by Tultex that it has achieved one of the tests for expiration of this Agreement set forth in Section VI above. PBGC will respond in writing to Tultex within thirty (30) days of the receipt of Tultex's written notice whether it concurs with the determination. Such concurrence shall not be unreasonably withheld. Upon receipt by Tultex of PBGC's concurrence, the Agreement will terminate.

VIII.    REPORTING REQUIREMENTS.
         -----------------------

         From and after the Effective Date and until termination of this Agreement, and in addition to any reporting obligations that Tultex may have under ERISA, Tultex shall deliver or cause to be delivered to PBGC--Corporate Finance & Negotiations Department the following:

         (a) Copies of Form 5500 (with attachments) when filed with the IRS, and Actuarial Valuation Reports prior to the end of the Plan year for the Plan.

         (b) Written notice of date and amount of contributions made to the Plan within ten (10) business days after the contribution is made, or written notice of failure to make any contribution within five (5) business days after the due date. If any of the contributions required under this Agreement cannot be made in a Plan Year due to the maximum tax deductible contribution limitation, Tultex will, within ten (10) days of such determination, provide PBGC with the calculations supporting that conclusion.

         (c) Written notice thirty (30) days prior to any change in any of the Plan's actuarial assumptions or methods for the purpose of the minimum funding standard of section 412 of the Code, which change shall be subject to PBGC's consent in advance. Such consent shall not be unreasonably withheld.

         (d) Written notice no later than thirty (30) days prior to any Plan merger or spinoff.

         (e) Written notice thirty (30) days prior to any material refinancing of debt or material change in debt amortization schedule, any violation of financial covenants, or receipt of a waiver of financial covenants.

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


         (f) Written notice thirty (30) days prior to any transaction that would have the effect of transferring assets and liabilities of the Plan or transferring sponsorship of the Plan.

         (g) Written notice thirty (30) days prior to any sale, transfer or other disposition of assets of any member of the controlled group where such assets represent (i) 10% or more of the book value of the assets of the controlled group on a consolidated basis, or (ii) generated 10% or more of the consolidated revenues or operating income.

         (h) Copies of any notices of reportable events at the time they are filed.

IX.      GENERAL PROVISIONS.
         -------------------

         (a) Compliance with ERISA. Nothing in this Agreement shall affect or in any way diminish Tultex's obligations to comply with ERISA.

         (b) Limitation of Rights. This Agreement is intended to be and is for the sole and exclusive benefit of PBGC and Tultex. Nothing expressed or mentioned in or to be implied from the Agreement gives any person other than PBGC and Tultex any legal or equitable right, remedy or claim against Tultex or PBGC under or in respect of this Agreement.

         (c) Notices. All notices, demands, instructions and other communications required or permitted under the Agreement to any party to the Agreement shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested; telefacsimile (which shall be immediately followed by the original of such communication); or pre-paid overnight delivery service with confirmed receipt and shall be deemed to be given for purposes of this Agreement on the date the writing is received by the intended recipient, or in the case of telefacsimile, on the date transmitted to the intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the

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

foregoing provisions of this section, notices, demands, instructions and other communications in writing shall be sent to the parties as indicated below:

                  To Tultex:        General Counsel
                                    Tultex Corporation
                                    PO Box 5191
                                    Martinsville, VA 24115
                                    Telephone (540) 632-2961
                                    Facsimile (540) 632-8751

                  To PBGC:          Director Corporate Finance
                                      and Negotiations Department
                                    Pension Benefit Guaranty Corporation
                                    1200 K Street, N.W.
                                    Washington, D.C. 20005-4026
                                    Telephone: (202) 326-4070
                                    Facsimile: (202) 842-2643; and

                                    General Counsel
                                    Pension Benefit Guaranty Corporation
                                    1200 K Street, N.W.
                                    Washington, D.C. 20005-4026
                                    Telephone: (202) 326-4020
                                    Facsimile: (202) 326-4112

         (d) Counterparts. This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (e) Entire Agreement. This Agreement contains the complete and exclusive statement of the agreement and understanding by and among the parties hereto and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the parties relating to the subject matter of this Agreement. This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the parties to this Agreement.

         (f) Representations and Warranties. PBGC and Tultex each represents and warrants to the other that it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with the Agreement's terms.

         (g) No Waivers. The failure of any party to the Agreement to enforce a provision of the Agreement shall not constitute a waiver of the party's right to enforce that provision of the Agreement.

         (h) Headings. The section and paragraph headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         (i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Virginia and by ERISA, the Code and other laws of the United States to the extent they preempt Virginia law.

         (j) Binding Effect. This Agreement shall be binding upon Tultex and PBGC and their respective successors, if any.

         (k) Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Nor shall any rule of construction that favors a non-draftsman be applied. A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

         (l) Assignment. This Agreement may not be assigned in whole or in part by either party without the express written consent of the other party.

         (m) No Change to Governing Plan Documents or Administration. This Agreement is not a document or instrument governing the Plan, nor does anything in this Agreement amend, supplement or derogate from the documents and instruments governing the Plan. Further, nothing in this Agreement alters, amends or otherwise modifies the operation or administration of the Plan.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first stated above.


                                 PENSION BENEFIT GUARANTY CORPORATION



                                 ------------------------------------
                                 By:    Andrea E. Schneider
                                 Title: Chief Negotiator and Director, Corporate
                                            Finance and Negotiations Department


                                 TULTEX CORPORATION




                                 -------------------------------------
                                 By:    O. Randolph Rollins
                                 Title: Executive Vice President and
                                             General Counsel






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